9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500; Fax (616) 866-0257
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FOR IMMEDIATE RELEASE
CONTACT: Valerie Pesonen
248-396-6323

WOLVERINE WORLDWIDE ANNOUNCES
KEY LEADERSHIP CHANGES

Joelle Grunberg, Chris Hufnagel and Tom Kennedy Join Executive Leadership Team

ROCKFORD, Mich., April 20, 2020 — Wolverine World Wide, Inc. (NYSE: WWW) today announced the appointment of Chris Hufnagel, Joelle Grunberg and Tom Kennedy to the Company’s Executive Leadership Team. Each will now be responsible for multiple brands within the Company’s diverse portfolio, and report directly to Blake W. Krueger, Wolverine’s Chairman, CEO and President.

“During this unprecedented period of economic disruption, we are making important changes to our leadership team and organizational structure to make the Company more nimble and better positioned to seize the opportunities that lie ahead,” said Krueger. “This new structure will accelerate our biggest growth initiatives and strengthen our focus on DTC opportunities. We will also realize meaningful cost savings under the new structure.”

•	Joelle Grunberg was named Global President of Sperry® in February 2020. Grunberg will continue in that role, and Saucony®, Keds® and the Wolverine Kids Group will also now report to her.

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Chris Hufnagel is a 10-year veteran of the Company and was named Global President of Merrell® in September 2019. Hufnagel will continue in that role, and CAT® Footwear, Chaco® and Hush Puppies® will also now report to him.

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Tom Kennedy is a five-year veteran of the Company and was named Global President of the Wolverine® brand in February 2020. Kennedy will continue in that role, and Bates®, HYTEST® and Harley-Davidson® Footwear will also now report to him.

“I am proud of how our team members have stepped up and taken quick action to protect and enhance the power of our brands and the financial integrity of our business,” Krueger said. “We have a strong portfolio and diversified global distribution network. Many of our brands are resonating with consumers in this current environment, and I believe these changes will make us stronger as we emerge from this crisis.”

As part of these leadership appointments and organizational changes, Todd Spaletto will be departing the Company and his role as President of the Michigan Group will not be filled. “The

Michigan Group made significant accomplishments under Todd’s leadership, and we want to thank him for his great work and wish him only the very best,” said Krueger.

ABOUT WOLVERINE WORLDWIDE
With a commitment to service and product excellence, Wolverine World Wide, Inc. (NYSE: WWW) is one of the world's leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children's and uniform footwear and apparel. The company's portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates®, and HYTEST®. The company also is the global footwear licensee of the popular brands CAT® and Harley-Davidson®. The company's products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.
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